Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205684

RICH UNCLES NNN REIT, INC.

SUPPLEMENT NO. 5 DATED DECEMBER 30, 2016
TO

PROSPECTUS DATED JUNE 29, 2016

(as supplemented by Supplement No.1 dated October 11, 2016;

Supplement No. 2 dated November 15, 2016;

Supplement No. 3 dated November 29, 2016; and

Supplement No. 4 dated December 8, 2016)

This Supplement No. 5, is part of the prospectus of Rich Uncles NNN REIT, Inc., dated June 29, 2016 (as supplemented by Supplement No.1 dated October 11, 2016; Supplement No. 2 dated November 15, 2016; Supplement No. 3 dated November 29, 2016; and Supplement No. 4 dated December 8, 2016), or the Prospectus. This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus and prior supplements and should be read in conjunction with the Prospectus and those supplements. This Supplement No. 5, together with all other supplements will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to Rich Uncles NNN REIT, Inc., or the company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 5 are to update certain information including descriptions of recent property acquisitions and properties to be acquired.

The following information revises the disclosures appearing in the Company’s Prospectus as last filed with the Securities and Exchange Commission on July 6, 2016 as part of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, and the supplements that have been filed periodically thereafter. The Prospectus and all prior supplements can be accessed at the Commission’s website: www.sec.gov, or by using the following links:

https://www.sec.gov/Archives/edgar/data/1645873/000114420416111609/v443715_posam.htm

https://www.sec.gov/Archives/edgar/data/1645873/000114420416127476/v450327_424b3.htm

https://www.sec.gov/Archives/edgar/data/1645873/000114420416134773/v453240_424b3.htm

https://www.sec.gov/Archives/edgar/data/1645873/000114420416136950/v454115_424b3.htm

https://www.sec.gov/Archives/edgar/data/1645873/000114420416138461/v454645_424b3.htm

PROSPECTUS UPDATES

Acquired and to be Acquired Properties

Set forth below is a description of a recently acquired property and a property to be acquired shortly. On December 27, 2016, we acquired the Dana Incorporated property and on December 23, 2016 the due diligence period for the Northrop Grumman property expired. We expect to close the acquisition of the Northrop Grumman property in January, 2017.

Tenant	Address	City	State	Rentable Square Feet	Property Type	Purchase Price	Mortgage Financing	Effective Annual Base Rent	Acquisition Fee	Lease Term (years)	Renewal Options (number/years)
Dana Incorporated	5900 Highway 183A Frontage Road	Cedar Park	TX	45,756	R&D Industrial Flex	$9,140,000	$0	$663,457	$274,200	7.5	2/5-yr
Northrop Grumman	3990 S. Babcock Street	Melbourne	FL	107,419	R&D Office	$14,206,163	$0	$1,136,493	$426,185	4.4	1/5-yr

Status of the Offering

We commenced our reasonable best efforts $1 billion initial public offering of up to 100 million shares of our common stock on July 21, 2016. As of December 28, 2016, the Company has received offering proceeds of $22,794,226 million in connection with the sale of common stock and 2,270,252 shares of our common stock were outstanding with 97,689,253 shares of our common stock remaining available for sale.

Status of Distributions

On November 9, 2016 we announced the declaration of our 3rd monthly distribution in the amount of $0.00188172 per share of common stock (a 7% annual return), with pro rata adjustment based upon the number of days shareholders held their shares of common stock during the month, payable to holders of record as of October 31, 2016.

On December 12, 2016 we announced the declaration of our 4th monthly distribution in the amount of $0.0019444 per share of common stock (a 7% annual return), with pro rata adjustment based upon the number of days shareholders held their shares of common stock during the month, payable to holders of record as of November 30, 2016.